US AIRWAYS REPORTS MARCH TRAFFIC

ARLINGTON, Va., April 5, 2005 -- US Airways reported its March 2005 passenger traffic today.

Mainline revenue passenger miles for March 2005 increased 9.6 percent on a 5.2 percent increase in available seat miles, compared to March 2004. The 80.7 percent passenger load factor is a 3.2 percentage point increase compared to March 2004, and the highest for any March in the history of the company.

Revenue passenger miles for US Airways mainline during the first three months of 2005 increased 5.8 percent on a 1.5 percent increase in available seat miles, compared to the same period in 2004. The passenger load factor for January through March 2005 was 73.2 percent, a 2.9 percentage point increase compared to the same period in 2004.

The two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., and MidAtlantic Airways, reported a 165.7 percent increase in revenue passenger miles for March 2005, on 127.4 percent more capacity, compared to March 2004. The passenger load factor was 66.4 percent, a 9.6 percentage point increase compared to March 2004.

For the first quarter of 2005, the two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., as well as MidAtlantic Airways, reported a 142.7 percent increase in revenue passenger miles for January through March 2005, on 110.7 percent more capacity, compared to the same period in 2004. The passenger load factor was 58.9 percent, a 7.8 percentage point increase compared to the first quarter of 2004.

US Airways ended the month of March 2005 completing 97.9 percent of its scheduled departures compared to 99.2 percent in March 2004.

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	March 2005	March 2004	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,898,115	2,578,415	12.4
International*	909,275	896,201	1.5
Total - Scheduled Service	3,807,389	3,474,615	9.6
Total (Including Charter)	3,807,413	3,474,615	9.6

Available Seat Miles (000):
Domestic*	3,643,783	3,402,520	7.1
International*	1,076,041	1,082,176	(0.6)
Total - Scheduled Service	4,719,823	4,484,696	5.2
Total (Including Charter)	4,719,877	4,484,696	5.2

Passengers Boarded*	4,075,852	3,747,426	8.8
System Load Factor*	80.7	77.5	3.2
Average Passenger Journey*	934.1	927.2	0.7

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding
US AIRWAYS, INC.
FIRST QUARTER 2005

	Jan. - March 2005	Jan. - March 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	7,367,403	6,830,801	7.9
International*	2,277,802	2,288,202	(0.5)
Total - Scheduled Service	9,645,205	9,119,003	5.8
Total (Including Charter)	9,646,143	9,120,038	5.8

Available Seat Miles (000):
Domestic*	10,171,190	9,891,866	2.8
International*	3,013,836	3,095,949	(2.7)
Total - Scheduled Service	13,185,026	12,987,815	1.5
Total (Including Charter)	13,186,167	12,990,268	1.5

Passengers Boarded*	10,252,405	9,851,457	4.1
System Load Factor*	73.2	70.2	2.9
Average Passenger Journey*	940.8	925.7	1.6

* scheduled service

NOTE:      Numbers may not add or calculate due to rounding.

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	March 2005	March 2004	Percent Change
Revenue Passenger Miles (000)	319,092	120,109	165.7
Available Seat Miles (000)	480,624	211,314	127.4
Passengers Boarded*	849,900	517,417	64.3
System Load Factor*	66.4	56.8	9.6
Average Passenger Journey	375.4	232.1	61.7

US AIRWAYS EXPRESS**
FIRST QUARTER 2005

	Jan. - March 2005	Jan. - March 2004	Percent Change
Revenue Passenger Miles (000)	733,273	302,116	142.7
Available Seat Miles (000)	1,243,995	590,378	110.7
Passengers Boarded*	2,027,623	1,328,702	52.6
System Load Factor*	58.9	51.2	7.8
Average Passenger Journey	361.6	227.4	59.0

*scheduled service ** ** Piedmont Airlines, Inc., PSA Airlines, Inc., and MidAtlantic Airways

NOTE:     Numbers may not add or calculate due to rounding.

NUMBER: 4920